UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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McEwen Mining Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MCEWEN MINING INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 23, 2019

The annual meeting of the shareholders of McEwen Mining Inc. will be held at Vantage Venues, 150 King Street West, Toronto, Ontario  M5H 1J9 on May 23, 2019 at 4:00 p.m. Eastern Time. The meeting will be held for the following purposes:

(1)                                 To elect nine (9) directors to serve on our Board of Directors until the next annual meeting of shareholders and until their successors are elected and qualified;

(2)                                 To consider and vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, tabular disclosure and accompanying narrative disclosure set forth in our 2019 proxy statement;

(3)                                 To vote, in accordance with the rules of the New York Stock Exchange, upon a proposal to approve the conversion of Subscription Receipts and issuance of the underlying securities to certain of our officers and directors  in connection with an offering of those securities;

(4)                                 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

(5)                                 To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 2, 2019 as the record date for the determination of the holders of our stock entitled to notice of, and to vote at, the meeting. Accordingly, only shareholders of record on our books at the close of business on that date will be entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the annual meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE, (ii) INTERNET, (iii) REQUESTING A PAPER PROXY CARD, TO COMPLETE, SIGN AND RETURN BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 1:00 a.m. Eastern Time on May 23, 2019.

Toronto, Ontario
April 10, 2019	By Order of the Board of Directors

ROBERT R. MCEWEN
Chairman and Chief Executive Officer

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of McEwen Mining Inc. (“we,” “our,” “us,” or the “Company”) of proxies to be voted at our annual meeting of shareholders to be held on Thursday, May 23, 2019, at 4:00 p.m., Eastern Time, at Vantage Venues, 150 King Street West, Toronto, Ontario  M5H 1J9, and any adjournment or postponement thereof (the “annual meeting”). The Notice of Annual Meeting of shareholders and this proxy statement and a proxy or voting instruction card are being mailed or made available to shareholders starting on or before April 10, 2019.

What am I being asked to vote on at the annual meeting?

You are being asked to vote upon:

•                                         the election of nine nominees for directors to hold office until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified;

•                                         the advisory vote on the compensation of our named executive officers as described in this proxy statement (“Say-on-Pay”);

•                                         the proposed issuance of securities to certain of our officers and directors in connection with an offering by us completed in March 2019;

•                                         the ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•                                         any other business that may properly come before the meeting.

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

We distribute our proxy materials to shareholders via the Internet under the “Notice and Access” approach permitted by rules of the Securities and Exchange Commission (“SEC”). This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On or before April 10, 2019, we mailed a Notice of Internet Availability of Proxy Materials to shareholders, containing instructions on how to access the proxy materials on the Internet to vote your shares over the Internet or by telephone or to request a paper copy of the proxy materials and proxy card. You will not receive a printed copy of the proxy materials unless you request them. If you would like to receive a printed copy of our proxy materials, including a printed proxy card on which you may submit your vote by mail, please follow the instructions for obtaining a printed copy of our proxy materials contained in the Notice of Internet Availability of Proxy Materials.

What do I need to do to attend the annual meeting?

Admission to the annual meeting is limited to shareholders as of the close of business on April 2, 2019 and their authorized proxy holders. If you hold your shares in your name as a shareholder of record and you plan to attend the annual meeting, you will need picture identification. If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the annual meeting, you must present proof of your ownership of our stock, such as a bank or brokerage account statement, to be admitted to the annual meeting. In each case, you or your proxy must have a valid government-issued photo identification to be admitted to the annual meeting.

For directions to the annual meeting, please write to Corporate Secretary, McEwen Mining Inc., 150 King Street West, Suite 2800, Toronto, Ontario M5H 1J9 or call (866) 441-0690.

Who is entitled to vote at the annual meeting?

Holders of our common stock at the close of business on April 2, 2019 are entitled to receive the Notice of Annual Meeting of shareholders and to vote their shares at the annual meeting. As of that date, there were 359,985,871 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered in your name with our transfer agent, Computershare, you are the “shareholder of record” of those shares. The Notice of Annual Meeting of shareholders and this proxy statement and any accompanying materials have been provided directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Notice of Annual Meeting of shareholders and this proxy statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

•                  By Internet: If you are a shareholder of record, you can vote over the Internet at www.envisionreports.com/MUX by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•                  By Telephone: If you are a shareholder of record, you can vote over the telephone by calling 1-800-652-8683 and following the directions.

•                  By Mail: If you have requested or received a proxy or voting instruction card by mail, you can vote by completing, signing and dating the proxy or voting instruction card and returning it in the prepaid envelope. If you are a shareholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

•                  At the Annual Meeting: Shareholders who attend the annual meeting may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the annual meeting.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day until 1:00 a.m., Eastern Time, on May 23, 2019. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive. If you vote by Internet or telephone, you do not have to return your proxy or voting instruction card.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote?

Submitting your proxy over the Internet, by telephone or by executing and returning a printed proxy card will not affect your right to attend the annual meeting and to vote in person. The presence at the annual meeting of a shareholder who has submitted a proxy does not in itself revoke a proxy. If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•                  giving written notice to the Corporate Secretary of the Company before the vote is counted;

•                  delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet, in a timely manner; or

•                  voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

What is “householding” and how does it affect me?

When multiple shareholders have the same address, the SEC permits companies and intermediaries to deliver a single copy of certain proxy materials and the Notice of Internet Availability of Proxy Materials to them. This process is commonly referred to as “householding.” We do not participate in householding, but some brokers may for shareholders who do not take electronic delivery of proxy materials. If your shares are held in a brokerage account and you have received notice from your broker that it will send one copy of the Notice or proxy materials to your address, householding will continue until you are notified otherwise or instruct your broker otherwise.

If, at any time, you would prefer to receive a separate copy of the Notice or proxy materials, or if you share an address with another shareholder and receive multiple copies but would prefer to receive a single copy, please notify your broker. We will promptly deliver to a shareholder who received one copy of the Notice or proxy materials as a result of householding a separate copy upon the shareholder’s written or oral request directed to our investor relations department at (647) 258-0395 ext. 320 or McEwen Mining Inc., 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions provided in the Notice.

Can I access the proxy materials and the 2018 annual report on the Internet?

The Notice of Annual Meeting of shareholders and this proxy statement and our 2018 annual report on Form 10-K are available at http://www.envisionreports.com/MUX.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange, or “NYSE.”

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under the rules of the NYSE (“NYSE Rules”) to vote your shares on the ratification of the appointment of Ernst & Young LLP, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the advisory vote on executive compensation or the proposed issuance of securities to certain of our officers and directors, in which case a broker non-vote will occur and your shares will not be voted on those matters or any other matter that may properly come before the meeting.

What is a quorum for the annual meeting?

A quorum is the minimum number of shares of our common stock that must be present in person or by proxy to legally convene the annual meeting.  The presence in person or by proxy of the holders of stock representing at least one-third of the voting power of all shares of our stock issued and outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

Proposal	Vote Required
1. Election of directors	Plurality, subject to resignation under Majority Voting Policy if votes “withheld” greater than votes “for”

2. The advisory vote on the compensation of our named executive officers as described in this proxy statement	Majority of votes cast at the annual meeting

3. The proposed issuance of securities to our officers and directors

Majority of votes cast at the annual meeting and a majority of votes cast by the disinterested shareholders of our company, meaning a majority of votes cast by shareholders other than holders of Subscription Receipts and their affiliates

4. Ratification of the appointment of Ernst & Young LLP	Majority of votes cast at the annual meeting

Election of Directors; Majority Vote Policy

Directors are elected by a plurality of the votes cast at the annual meeting (assuming a quorum is present), subject to our Majority Voting Policy (the “Majority Voting Policy”). The nine nominees for director who receive the highest number of votes will be elected to the Board of Directors. Any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

Pursuant to our Majority Voting Policy, in the absence of a contested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation to the Board. The Nominating and Governance Committee of our Board (or, under certain circumstances, another Committee appointed by the Board) will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it based on all relevant factors. The Board must then act on that recommendation no later than 90 days following the date of an annual meeting of shareholders. Within four days of the Board’s decision, we must disclose the decision in a Current Report on Form 8-K filed with the SEC that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation.

Say-on-Pay

The affirmative vote of the holders of a majority of the votes cast at the annual meeting (assuming a quorum is present) is required to approve the advisory vote on the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Issuance of Securities to our Officers and Directors

The affirmative vote of the holders of a majority of the votes cast at the annual meeting (assuming a quorum is present) and a majority of votes cast by the disinterested shareholders of our company, meaning a majority of votes cast by shareholders other than holders of Subscription Receipts and their affiliates is required to approve the conversion of Subscription Receipts and issuance of the underlying securities.  Under the NYSE rules, abstentions are considered “votes cast” for the purpose of determining whether a majority of “votes cast” are in favor of the proposal, and accordingly are counted as votes against the proposal.

Ratification of the Appointment of Ernst & Young LLP

The affirmative vote of the holders of a majority of the votes cast at the annual meeting (assuming a quorum is present) is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

How will my shares be voted at the Annual Meeting?

If you submit your proxy over the Internet or by telephone, or you request a printed proxy card and properly execute and return the proxy card by mail, then the persons named as proxies will vote the shares represented by your proxy according to your instructions. If you request a printed proxy card, and properly execute and return the proxy card by mail, but do not mark voting instructions on the proxy card, then the persons named as proxies will vote:

•                  FOR the election of each of the nominees for director;

•                  FOR the resolution approving the compensation of our named executive officers;

•                  FOR the proposed issuance of securities to our officers and directors; and

•                  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.

Could other matters be decided at the annual meeting?

Other than the election of directors, the resolution to approve the compensation of our named executive officers, the proposed issuance of securities to our officers and directors and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019, the Board knows of no other matters to be presented at the annual meeting. However, if you return your signed and completed proxy card or vote by telephone or on the Internet and any other business or matters properly shall come before the annual meeting, then the persons named as proxies in the form of proxy will vote the shares represented by each proxy in accordance with their judgment on such matters.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. We will also reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock.

Who will count the votes?

Representatives of our transfer agent, Computershare, will tabulate the votes and act as inspector of election.

PROPOSAL FOR
ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

The Board of Directors currently consists of nine members, all of whom have been nominated to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. The nine nominees have indicated that they are willing and able to serve as directors if elected.  If any of the nominees becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors.

Directors and Executive Officers

The following table reflects our directors and executive officers as of the date of this proxy statement:

Name	Age	Positions With the Company	Board Position Held Since
Robert R. McEwen	68	Chairman of the Board and Chief Executive Officer	2005
Allen V. Ambrose(1)(2)(3)	62	Director	2012
Michele L. Ashby(1)(3)	63	Director	2005
Leanne M. Baker(2)(4)	66	Director	2005
Richard W. Brissenden(3)(4)	74	Director	2012
Robin E. Dunbar(2)	60	Director	2017
Gregory P. Fauquier(1)(3)	68	Director	2014
Donald R. M. Quick(3)	67	Director	2012
Michael L. Stein(4)	68	Director	2012
Christopher Stewart	50	President and Chief Operating Officer	—
Andrew Elinesky	42	Senior Vice President and Chief Financial Officer	—
Donald Brown	61	Senior Vice President, Projects	—
Sylvain Guerard	55	Senior Vice President, Exploration	—
Carmen Diges	48	General Counsel and Secretary	—
Simon Quick	32	Vice President, Projects	—
Andrew Iaboni	37	Vice President, Finance	—

(1)                                 Member of the Compensation Committee.

(2)                                 Member of the Nominating & Corporate Governance Committee.

(3)                                 Member of the Environmental, Health & Safety Committee.

(4)                                 Member of the Audit Committee.

All of our directors named above except Mr. McEwen and Dr. Quick are independent as defined under the NYSE Rules.

The following information summarizes the recent (at least five years) business experience of our officers and directors:

Our Directors

Robert R. McEwen.  Mr. McEwen became the Chairman of our Board of Directors and our Chief Executive Officer on August 18, 2005. Mr. McEwen was also Non-Executive Chairman of Lexam VG Gold Inc. (“Lexam”) from January 2011 to April 2017, at which time we completed the acquisition of Lexam. He was the Chief Executive Officer of Goldcorp Inc. from June 1986 until February 2005 and the Chairman of that company from 1986 to October 2005. Goldcorp is engaged in the business of exploring for and producing gold and other precious metals. The securities of Goldcorp are traded on the Toronto Stock Exchange (“TSX”) and the NYSE. Our Board believes that Mr. McEwen’s 30 years of experience in the mining industry, and particularly the experience he developed by guiding Goldcorp Inc. from a start-up into a senior gold producer, provides him with the desired skills, attributes and qualifications to serve as a member of our Board.

Allen V. Ambrose.  Mr. Ambrose has over three decades of experience in the mining industry, including work with large companies as well as junior exploration companies. A founder of Minera Andes Inc., he was a director from November 1995 until its combination with McEwen Mining in January 2012. Mr. Ambrose also served as President and Chief Executive Officer of Minera Andes from 1995 until June 2009. Mr. Ambrose has extensive experience in all phases of exploration, project evaluation and project management, and has worked as a geologic consultant in the United States (US) and South America. As a consultant, he was a co-discoverer of a Venezuelan auriferous massive gold sulfide deposit acquired by Gold Reserve Corporation, and known generally as the Brisas deposit. He formerly was employed as exploration manager for N.A. Degerstrom Inc., a US contract mining company, and has worked as a geologist for Cyprus Minerals, Kidd Creek Mines, Molycorp, Boise Cascade and Denison Mines. He holds a B.Sc. in Geology from Eastern Washington University and attended graduate school. The Board believes that Mr. Ambrose’ experience as a geologist, significant understanding and experience with our Argentine assets, and knowledge of the mining industry provide the requisite skills and qualifications to serve as a member of our Board.

Michele L. Ashby.  Ms. Ashby is currently President and Founder of Ashby Consulting Enterprises LLC, formerly Ashby Investments LLC, a consulting firm that provides corporate board training and certification, since July 2017. Ashby Investments LLC was formerly a financial advisory firm, where Ms. Ashby spent her time from June 2012. Since November 2018, Ms. Ashby has also been an independent director serving as chair of the audit committee and member of the nomination/governance committee for Mene, Inc. (MENEV:TSXV), a publicly traded company on the Toronto venture exchange (“TSXV”) and over-the counter in the US. Previously, she held an independent director position on the audit and nomination/governance committees at Lithium X  (LIXV:TSXV) from December 2016 until March 2018, when the company was purchased by a private Chinese investment group. From January 2014 until December 2015, Ms. Ashby worked as an Executive Consultant with McGhee Productivity Solutions, a Denver based consultancy group which serves Fortune 100 companies in leadership, management, and strategic training programs. She is also the former Chief Executive Officer and founder of MiNE, LLC, a Colorado limited liability company which acted as an intermediary for natural resources and energy companies to the institutional investment community. She occupied that position from July 2005 to September 2013. From January 1988 to July 2005, she was the Chief Executive Officer and founder of Denver Gold Group Inc., a Colorado not-for-profit corporation organized and operated as a trade association for the mining industry. In that capacity, she developed, marketed and organized annual conferences for participants in the industry and the investment community. From November 1983 to December 1995, she was a stockbroker and mining analyst with a regional investment banking firm located in Denver, Colorado. Ms. Ashby graduated magna cum laude with a degree in finance from Regis University. Our Board believes that Ms. Ashby’s 25 years in the finance industry emphasizing the mining sector, and her diverse interaction with executives of mining companies located around the world, provide her with the appropriate skills and experience to serve as a member of our Board.

Leanne M. Baker.  Dr. Baker is the former President and Chief Executive Officer of Sutter Gold Mining Inc., a corporation with securities traded on the TSX-V and the OTCQX, a position she occupied from November 2011 to July 2013. Dr. Baker continues to serve as a director of Sutter Gold Mining Inc. From January 2002 to October 2011, she was Managing Director of Investor Resources LLC, consulting for the mining and financial services industries. Prior to that, she was an equity research analyst and Managing Director with Salomon Smith Barney from 1990 to 2001, where she helped build a research and investment banking franchise in the metals and mining sectors. She is a director of Agnico Eagle Mines Ltd., a company with securities traded on the TSX and NYSE, and with Reunion Gold Corporation, formerly known as New Sleeper Gold Corporation, with securities traded on the TSX-V. Dr. Baker has a Master of Science degree and a Ph.D. in mineral economics from the Colorado School of Mines. Our Board believes that Dr. Baker’s background in corporate finance and mineral economics, as well as her experience in corporate governance from serving as a director of other mining companies, provides the requisite skills and qualifications as a member of our Board.

Richard. W. Brissenden.  Mr. Brissenden is a Chartered Professional Accountant (Ontario) and a graduate of the Directors Education Program of the Institute of Corporate Directors with an ICD.D designation, with more than 30 years of experience in the mining and exploration sector. Since December 2013, Mr. Brissenden has been a director of Banro Corporation, a Canadian gold mining company with securities traded on the TSX and NYSE American, and has served as its Chairman (May 2014 to January 2015; January 2016 to Present) and its Executive Chairman (January 2015 to December 2015).  He also served as a director of Lexam from January 2011 until April 2017 when it was acquired by McEwen Mining. He previously served as a board member and executive of numerous companies in the mining and mineral exploration sector. The Board believes that Mr. Brissenden’s significant financial experience as a chartered professional accountant and member of numerous public company Audit Committees, as well as significant understanding of and experience in the mining industry, provides the requisite skills and qualifications to serve as a member of our Board.

Robin E. Dunbar.  Mr. Dunbar has been involved in the mining industry since 1996 following 14 years in commercial and corporate banking in Canada. He was a non-executive director of Lexam prior to our acquisition of that entity.  Currently, he is President and Chief Executive Officer of Grid Metals Corp. (formerly Mustang Minerals Corp.), an Ontario corporation with securities traded on the TSX-V.  Grid has base and precious metal development projects in Manitoba and Ontario. He has also served as the Chief Financial Officer and a director of Aquila Resources Inc., an Ontario corporation with securities traded on the TSX, a position he held from 2003 to 2014.   Aquila owns exploration and development projects in Michigan and Wisconsin, in the US. From 2006 to 2015, he was non-executive director of Western Areas Ltd, an Australian-based nickel producer with shares listed on the Australian Securities Exchange and exploration interests in North America, Europe and Asia. He received a B.A. from Western University and an M.B.A. from Dalhousie University. Our Board believes that Mr. Dunbar’s commercial banking and finance background, together with his experience in the mining industry, makes him an asset to our Board.

Gregory P. Fauquier.  Mr. Fauquier is a mining engineer with a broad range of management skills covering both mine and process operations, as well as development, together with experience in both open pit and underground operations. From 2002 to 2013, Mr. Fauquier was employed as the Global Managing Director for Hatch Ltd., a consulting engineering and project implementation company, where he was responsible for mining and mineral processing, as well as Hatch’s operational services worldwide. Prior to his employment at Hatch, Mr. Fauquier held positions with Barrick Gold Corporation as their Senior Vice President for Operations, with Rio Tinto as General Manager of the Flambeau Mining Company, also with Rio Tinto as Mine Manager for their Kennecott Bingham Canyon Mine in Utah as well as their Palabora Mine in South Africa. Mr. Fauquier holds a B.Sc. Mining degree from Queen’s University. The Board believes that Mr. Fauquier’s nearly four decades of operations and development experience in the mining industry, provides the requisite skills and qualifications to serve as a member of our Board.

Donald R. M. Quick.  Dr. Quick served as a director of CSA Management from 1996 until 2000, at which time it merged with Goldcorp Inc. Between 2000 and 2006, Dr. Quick was also a member of the board of directors of Goldcorp Inc. Dr. Quick was a member of the board of directors of Minera Andes from 2008 until it merged with US Gold Corporation in 2012, to become McEwen Mining. Prior to 2003, Dr. Quick was in private practice as a chiropractor. Our Board believes that Dr. Quick’s background and experience as a corporate director in the mining sector provides the requisite skills and qualifications to serve as a member of our Board. Dr. Quick is the father of Simon Quick, who is an officer of the Company.  As a result of the appointment of Simon Quick, Dr. Donald Quick was no longer considered to be independent under the NYSE Rules.

Michael L. Stein.  Mr. Stein has been Chairman and Chief Executive Officer of MPI Group Inc., a real estate development and investment company, since 1994. He also held the position of Chairman and Chief Executive Officer of the real estate investment and development company MICC Properties Inc. from 1987 until 2000. Between 1978 and 1987, Mr. Stein held progressively senior positions with The Mortgage Insurance Company of Canada, ultimately holding the position of Executive Vice-President responsible for operations. He is a founder and current Chairman of the Canadian Apartment Properties Real Estate Investment Trust (CAPREIT), Canada’s first TSX listed apartment REIT. Since December 2013, he has served as a director of FirstService Corporation, a company with securities traded on the NASDAQ and TSX. Between 2000 and 2006, Mr. Stein was a member of the board of directors of Goldcorp Inc. Mr. Stein holds an engineering degree from the Israel Institute of Technology and an MBA in Finance and International business from Columbia University in New York. Our board believes that Mr. Stein’s substantial public company management and finance experience (including in the mining sector) provides the requisite skills and qualifications to serve as a member of our Board.

Our Officers

In addition to Mr. McEwen (see biography above), the following individuals serve as our executive officers as of the date of this proxy statement:

Christopher Stewart (President and Chief Operating Officer). Effective August 13, 2018, Mr. Stewart was appointed our President and Chief Operating Officer. From December 2016 until August 2018, he held the position of President and Chief Executive Officer for Treasury Metals Inc., a TSX-listed gold exploration and development company focused on mineral projects in northwestern Ontario.  From October 2016 until December 2016, Mr. Stewart was self-employed as a mining consultant. Prior to that, he was the Vice-President of Operations for Kirkland Lake Gold Ltd. from May 2014 to September 2016, and he was self-employed as a mining consultant from July 2013 to April 2014.  Kirkland Lake Gold is a TSX and Nasdaq-listed producer of gold with operations in northwestern Ontario and Australia.  Mr. Stewart is a Professional Engineer registered in Ontario and graduated from Queen’s University with a Bachelor of Science — Mine Engineering in 1992.

Andrew Elinesky (Senior Vice President and Chief Financial Officer).  Mr. Elinesky was appointed Senior Vice President and Chief Financial Officer on December 15, 2015. Previously, Mr. Elinesky served as Vice President, Argentina from April 2012 until his promotion. Mr. Elinesky started with our company in April 2008 and served in that role until February 2010. Mr. Elinesky left us in February 2010 to work for Minera Andes Inc. as Controller, where he served from March 2010 to January 2012. Mr. Elinesky returned to our company in January 2012, when we acquired Minera Andes Inc. Prior to joining our company, Mr. Elinesky worked in the United Kingdom for various multi-national companies. Mr. Elinesky holds a Bachelor of Science in Applied Accounting from Oxford Brookes University and holds the FCCA designation in the UK and the CPA, CGA designation in Canada.

Donald Brown (Senior Vice President, Projects).  Mr. Brown was appointed Senior Vice President, Projects on August 29, 2016. Mr. Brown has a Bachelor’s degree in geotechnical engineering and a Master’s degree in mining engineering, both from the UK. Mr. Brown has 35 years of worldwide international experience in major civil and mining project developments mostly with Bechtel as Construction Manager and Glencore as Vice President for Projects. Mr. Brown is a Chartered Professional Engineer and has held several directorships during the course of his career.

Sylvain Guerard (Senior Vice President, Exploration).  Mr. Guerard was appointed Senior Vice President, Exploration on April 17, 2017. He has over 25 years of experience in mineral exploration across four continents. The scope of his work has been wide-ranging from generative to advanced stage exploration. Prior to joining McEwen Mining, he spent seven years at Kinross Gold Corporation, most recently serving as its Senior Vice President, Exploration with responsibility for world-wide development and implementation of exploration strategy. Before Kinross, Mr. Guerard worked in exploration at Barrick Gold Corporation for eight years, Inmet Mining Corporation for six years, and at two other firms.

Carmen Diges (General Counsel and Secretary). Ms. Diges was appointed as General Counsel in August 2015.  Since at least 2011, she has been in private practice as a partner or principal of various law firms based in Toronto, Canada.  She holds a CFA

Charter, a Master of Laws (Tax) from Osgoode Hall Law School, a Bachelor of Laws from Dalhousie Law School, as well as a Bachelor of Arts from the University of Toronto.

Simon Quick (Vice President, Projects).  Mr. Quick was appointed Vice President, Projects on April 18, 2012. Mr. Quick has been with our company since January 2009. Mr. Quick began as Director-Projects, where he served from January 2009 to April 2012. Prior to 2009, Mr. Quick attended Bishop’s University where he received a degree in economics. Simon Quick is the son of Donald R. M. Quick, a director of the Company.

Andrew Iaboni (Vice President, Finance). Mr. Iaboni was appointed Vice President, Finance on December 15, 2015. He also served as Chief Financial Officer of Lexam from April 2013 to April 2017.  Mr. Iaboni served as the Company’s Corporate Controller from 2013 until his current appointment and began his tenure with the Company in 2010 in the capacity of Accounting and Tax Manager. Mr. Iaboni started his professional career with Ernst & Young LLP in 2004, followed by serving as the Finance Manager for B2Gold Corp. between 2007 and 2009. Mr. Iaboni holds a CPA, CA designation and graduated, with distinction, from the University of Toronto with a Bachelor of Commerce degree and Major in Economics.

Our officers serve at the pleasure of the Board of Directors.

Vote Necessary to Approve Proposal 1

If a quorum is present at the meeting, directors are elected by a plurality of votes cast at the annual meeting (i.e., the nine candidates receiving the highest number of votes will be elected to the Board of Directors), subject to our Majority Voting Policy. Our Board has adopted a Majority Voting Policy whereby any nominee for director in an uncontested election (i.e. an election in which the number of nominees does not exceed the number of directors to be elected) who receives a greater number of votes “withheld” from his or her election than voted “for” such election will tender his or her resignation for consideration by the Board. In such a circumstance, the Nominating and Corporate Governance Committee will recommend to our Board the action to be taken with respect to such offer of resignation. The Board is expected to act on such recommendation and disclose its decision within 90 days following the date of the annual meeting.

Shareholders do not have cumulative voting rights in the election of directors. You may vote for all of the nominees as directors or withhold your vote from any or all of the nominees as directors. The Board of Directors unanimously recommends a vote FOR all the director nominees listed above, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

PROPOSAL FOR
APPROVAL OF EXECUTIVE COMPENSATION

(Proposal 2 on Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC and commonly referred to as “Say-on-Pay.”

We held our last advisory vote on compensation of our named executive officers at our 2016 annual meeting, and, consistent with the recommendation of the Board, our shareholders approved our executive compensation. Also at that meeting, our shareholders approved, on an advisory basis, a resolution to hold the Say-on-Pay vote every three years. Unless the Board modifies its policy on the frequency of future votes, we expect to have our next Say-on-Pay vote at our 2022 meeting. Since the approval of our executive compensation in 2016, we have not made any material changes to our executive compensation program.

As described more fully under the heading “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS — Compensation Discussion and Analysis” in this proxy statement, our executive compensation programs are designed to attract, motivate and retain our named executive officers who we believe are critical to our success. The programs are designed to align the interest of our named executive officers with our shareholders and to fairly reward them for creating shareholder value and achieving our business objectives. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to our company performance and individual performance.

Shareholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our executive compensation policies implement our compensation philosophy, and the “Summary Compensation Table” section of this proxy statement, which includes tabular and narrative information about the compensation of our named executive officers. This discussion includes information about fiscal year 2018 compensation of our named executive officers and our executive compensation programs. The Compensation Committee and our Board of Directors believe that these programs are effective in implementing our compensation philosophy and in achieving their goals.

We are asking our shareholders to indicate their support for our executive compensation program as described in this proxy statement. This Say-on-Pay proposal gives our shareholders the opportunity to express their views on our fiscal year 2018 executive compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this proxy statement. Accordingly, we ask our shareholders, on an advisory basis, to approve the following resolution:

RESOLVED, that the shareholders of McEwen Mining Inc. approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the proxy statement for the 2019 annual meeting, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table, and any related narrative discussion.

The Say-on-Pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinion of our shareholders and to the extent that there is any significant vote against the compensation of the named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Necessary to Approve Proposal 2

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting at which a quorum is present is required to approve our executive compensation program. The Board of Directors unanimously recommends a vote FOR the approval of our executive compensation program, as described in the “Compensation Discussion and Analysis” and “Summary Compensation Table” section of this proxy statement, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

PROPOSAL FOR
THE ISSUANCE OF SECURITIES
TO CERTAIN OF OUR DIRECTORS AND OFFICERS

(Proposal 3 on Proxy Card)

Overview

We are asking our shareholders to approve the issuance to certain of our officers and directors of 1,935,484 Units (as defined below) in connection with a registered direct offering (the “Offering”) of Units and Subscription Receipts (as defined below). On March 26, 2019, we entered into a definitive agreement with an institutional investor, pursuant to which such investor agreed to purchase 14,193,548 Units (the “Units”) from us. Each Unit consists of one share of our common stock and one-half of one common stock purchase warrant (“Warrant”). Each whole Warrant is immediately exercisable to purchase a share of our common stock at an exercise price of $2.00 per share and will expire three years from the date of the closing of the Offering.The purchase price for each Unit in the offering was $1.55 before agent’s commissions.

In addition to the sale to the institutional investor, and in connection with the Offering, we entered into subscription receipt agreements (the “Subscription Receipt Agreements”) with certain of our directors and officers dated March 29, 2019. The following officers, directors, employees and consultants have purchased Subscription Receipts in the amounts set forth opposite their names:

Name	Number of Subscription Receipts
Robert R. McEwen	1,724,284
Robin Dunbar	12,000
Gregory Fauquier	30,000
Donald R. M. Quick	10,000
Michael L. Stein	50,000
Carmen Diges	50,000
Andrew Elinesky	10,000
Sylvain Guerard	6,500
Andrew Iaboni	4,500
Simon Quick	5,000
Christopher Stewart	20,000
Stefan Spears	10,000
Euridice Gonzales	3,200
TOTAL	1,935,484

We refer to these officers, directors, employees and consultants as the “Investing D&Os.” Pursuant to the terms of the Subscription Receipt Agreements, the Investing D&Os agreed to acquire an aggregate of 1,935,484 subscription receipts (the “Subscription Receipts”) from us for the same price as the sale of Units to an unaffiliated purchaser. If our shareholders approve this proposal, each Subscription Receipt will automatically convert into one Unit, each Unit consisting of one share of our common stock and one-half of one Warrant, without payment of additional consideration.

The Offering closed on March 29, 2019. Roth Capital Partners, LLC and A.G.P./Alliance Global Partners acted as placement agents in the offering in the United States and other jurisdictions outside of Canada. Maison Placements Canada Inc. acted as the placement agent in Canada.

Why We are Seeking Shareholder Approval

Pursuant to the terms of the Subscription Receipt Agreements and under NYSE Rule 312.03(b), our shareholders must approve the conversion of the Subscription Receipts into Units consisting of shares of our common stock and warrants. NYSE Rule 312.03(b) provides that shareholders are required to approve the sale of common stock or of securities convertible into or exercisable for common stock, to a director or officer of a listed company if such sale is made at less than current fair market value of the stock. Since the Subscription Receipts were sold to the Investing D&Os at a price less than the closing sale price of our common stock on the date on which the Subscription Receipts Agreements were executed, we are required to obtain shareholder approval of the conversion of the Subscription Receipts into Units.

The Subscription Receipts were sold to the Investing D&Os at a price of $1.55 each, the same price as the sale of Units to the other purchaser.  The closing sale price of our common stock on the date of execution of the Subscription Receipts was $1.73 per share on the NYSE.  The price at which the Subscription Receipts were sold to the Investing D&Os was based on the price of the Units sold to the institutional investor.  That price, in turn, was determined by negotiation between the third party purchaser and a pricing committee of our Board of Directors.

If this proposal is approved by our shareholders, then one day after our annual meeting is concluded, each Subscription Receipt will automatically convert into one Unit consisting of one share of our common stock and one-half of one Warrant, without payment of additional consideration. Due to restrictions contained in the Warrant Agreement, the Warrants included in the Units which Mr. McEwen would acquire if this proposal is approved would not be exercisable by him, as the Warrants are not exercisable if it would cause the holder to beneficially own more than 4.99% of our common stock.  The shares and warrants which would be issued to the Investing D&Os upon approval of this proposal will be transferrable by the holders in accordance with Rule 144 under the Securities Act, without the need for any additional holding period. The issuance of the Units and the underlying common stock to the Investing D&Os will result in additional dilution to our shareholders.

If this proposal is not approved by our shareholders, then all of the Subscription Receipts will, without any action on the part of the Investing D&Os, be cancelled by us and the Investing D&Os will be refunded their purchase price, plus any interest earned on those funds but without any penalty payable by the Company.

Vote Necessary to Approve Proposal 3

Under the NYSE Rules, the vote required to approve the conversion of the Subscription Receipts into Units is the affirmative vote of the holders of a majority of the votes cast at the meeting. As a matter of proper corporate governance, we have also required the affirmative vote of a majority of votes cast by the disinterested shareholders of our company, meaning a majority of votes cast by shareholders other than holders of Subscription Receipts and their affiliates.   Under the rules of the NYSE, abstentions are considered “votes cast” for purposes of determining whether a majority of votes cast are in favor of the proposal. Therefore, abstentions will be counted as votes against the proposal. The Board of Directors recommends a vote FOR the approval of the conversion of the Subscription Receipts into Units, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

PROPOSAL FOR RATIFICATION OF AUDITORS

(Proposal 4 on Proxy Card)

Our Audit Committee has appointed the firm Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ended December 31, 2019. The Board has directed that management submit the appointment of EY as our independent registered public accounting firm for ratification by our shareholders at the annual meeting.  EY has served as our independent registered public accountant since April 2016.

Ratification of the appointment of EY as our independent registered public accounting firm by our shareholders is not required under our bylaws or otherwise. However, the Board is submitting this appointment to the shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment of EY, the Audit Committee will not be required to replace EY as our independent registered public accounting firm. In the event of such a failure, the Audit Committee and the Board will reconsider whether or not to retain that firm for future service. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it believes that such a change would be in our and our shareholders’ best interest.

Neither EY, any of its members nor any of its associates, to the best of our knowledge, has any financial interest in our business or affairs, direct or indirect, or any relationship with us other than in connection with its duties as independent accountants.  Representatives of EY are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Necessary to Ratify Proposal 4

The affirmative vote of a majority of the votes cast at the annual meeting at which a quorum is present is required for the ratification of the appointment of the independent registered public accounting firm. The Board of Directors unanimously recommends a vote FOR the ratification of appointment of the independent registered public accounting firm, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and applicable SEC rules, our directors, executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, are required to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and beneficial owners of greater than ten percent of our common stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports that they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2018, all filing requirements under Section 16(a) applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were satisfied timely.

CORPORATE GOVERNANCE

Communications to the Board of Directors

Our Board of Directors maintains a policy of reviewing and considering communications from our shareholders and other interested parties. Any interested party who desires to contact the Board of Directors may do so by fax, telephone, electronic or regular mail addressed to the Board of Directors, c/o Carmen Diges, General Counsel and Secretary, 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9, telephone (647) 258-0395, ext. 130, facsimile (647) 258-0408 or via e-mail to directors@mcewenmining.com. Such communications can be sent to the Board by mail in a sealed envelope addressed to an individual director, the non-management directors or the full Board. The General Counsel will deliver the envelope unopened (1) if addressed to a director, to the director, (2) if addressed to the Board, to the Chairman of the Board who will report thereon to the Board, or (3) if addressed to the non-management directors, to the Chair of the Audit Committee who will report thereon to the non-management directors. The General Counsel will forward the communication to the intended recipient.

Our directors periodically review communications from shareholders and other interested parties and determine, in their discretion, whether the communication addresses a matter that is appropriate for consideration by the Board. While we do not have a formal policy regarding attendance at annual meetings, directors are encouraged to attend the annual meeting of shareholders and receive communications directly from shareholders at that time. Messrs. McEwen, Ambrose, Dunbar and Fauquier; Drs. Baker and Quick all attended our 2018 annual meeting.

Board Leadership and Risk Oversight

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the status and direction of the Company and the membership of the Board. The Board has determined that at present, having the Company’s Chief Executive Officer serve as Chair is in the best interest of the Company’s shareholders. This structure makes the best use of Mr. McEwen’s extensive knowledge of the Company and the mining industry, as well as fostering greater communication between the Company’s management and the Board.

The Chair of the Audit Committee serves as the presiding director for any meeting of the non-management or independent members of our Board of Directors. See our website at www.mcewenmining.com/investor-relations/corporate-governance for additional information about our corporate governance.

Companies face a variety of risks, including financial reporting, legal, credit, liquidity, reputational and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee in order that we can prepare accordingly, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into Company decision-making.

The Board as a whole oversees risk management after receiving briefings provided by management and advisors, as well as its own analysis and conclusions, regarding the adequacy of the Company’s risk management processes.

Board Committees and Meetings

Our Board of Directors maintains a standing (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, and (iv) Environmental, Health & Safety Committee. During the year ended December 31, 2018, the Board of Directors met six times, including one non-executive session, and took action by consent in lieu of a meeting on ten other occasions. No director who served as such in 2018 attended less than 75% of the meetings held during 2018, including Committee meetings of which the director was a member.

Audit Committee

Our Audit Committee, among other things, appoints and oversees the independent registered accounting firm that audits our financial statements and assists the Board with oversight of the integrity of our financial statements. The Audit Committee is responsible for reviewing the proposed scope, content and results of the audit performed by the auditors and any reports and recommendations made by them. The Committee also oversees our financial reporting process, and is responsible for drafting an annual report to be included in our proxy statement. All of the members of the Audit Committee are independent as defined under the NYSE Rules and Rule 10A-3 of the Exchange Act. The Audit Committee met four times during the last fiscal year. The written charter for the Audit Committee is available on our website at http://www.mcewenmining.com/investor-relations/corporate-governance.

Our Board of Directors has determined that Richard Brissenden, Chair of the Audit Committee, qualifies as an Audit Committee financial expert in that he has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls over financial reporting; and (v) an understanding of Audit Committee functions. Mr. Brissenden acquired these attributes through experience in analyzing financial statements as a member of management of numerous other public companies; through his experience as a director and Audit Committee member for other public companies; and, through his formal education, including qualification as a Chartered Professional Accountant in the Province of Ontario, Canada and a graduate of the Director’s Education Program of the Institute of Corporate Directors with an ICD.D designation.

Audit Committee Report.  The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report:

We have reviewed and discussed the audited consolidated financial statements of McEwen Mining Inc. for the year ended December 31, 2018 with management and have reviewed related written disclosures of Ernst & Young LLP (“EY”), our independent accountants for 2018, of the matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standards, AU Section 380), as amended, with respect to those statements. We have reviewed the written disclosures and the letter from EY required by regulatory and professional standards and have discussed with EY its independence in connection with its audit of our most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018.

We have also reviewed the various fees that we paid or accrued to EY during 2018 for services it rendered in connection with our annual audits and quarterly reviews, as well as for any other non-audit services it rendered. The following table sets forth fees paid to EY for the years ended December 31, 2018 and December 31, 2017:

	2018	2017
Audit Fees	$700,177	$727,868
Audit-Related Fees	208,382	124,683
Tax Fees	—	5,666
All Other Fees	—	—
Total Fees	$908,599	$858,217

It is the policy of the Audit Committee to engage the independent registered public accounting firm selected to conduct the financial audit for our company and to confirm, prior to such engagement, that such independent registered public accounting firm is independent of the Company. Also in keeping with its policy, all services of the independent registered public accounting firm reflected above were pre-approved by the Audit Committee.

Richard Brissenden (Chair and member)

Leanne Baker (member)

Michael Stein (member)

Compensation Committee

The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and directors and our general compensation, benefits and perquisites policies and practices, including, without limitation, our incentive-compensation plans and equity-based compensation plans (in circumstances in which equity-based compensation plans are not subject to shareholder approval, such plans shall be subject to Compensation Committee approval). The Committee is also responsible for reviewing and approving the goals and objectives relevant to the compensation of our Chief Executive Officer and reviewing and making recommendations to the Board with regard to the compensation of our directors. The Compensation Committee may delegate to our Chief Executive Officer the responsibility for reviewing the compensation of our named executive officers other than the Chief Executive Officer. However, any recommendations by the Chief Executive Officer are submitted to, reviewed and approved by, the Compensation Committee.

The Compensation Committee is comprised of Ms. Michele Ashby, who serves as Chair, and Messrs. Allen Ambrose and Gregory Fauquier. All of the directors presently serving on the Compensation Committee are independent as defined in the NYSE Rules. The Committee met two times during 2018. A current copy of the Compensation Committee Charter is available on our website at http://www.mcewenmining.com/investor-relations/corporate-governance. The charter is reviewed annually and updated as necessary or appropriate.

Compensation Committee Report.  The Compensation Committee is pleased to present the following Compensation Committee report:

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon review of the discussions herein, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Michele Ashby (Chair and member)

Allen Ambrose (member)

Gregory Fauquier (member)

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee served as an officer or employee of McEwen Mining during 2018 or was formerly an officer or employee of McEwen Mining or had any relationship requiring disclosure under the related party transaction rules promulgated by the SEC. We are not aware that any relationships existed during 2018 where any of our executive officers served as a member of the Compensation Committee of another entity whose executive officers served on our Board of Directors or Compensation Committee or where any of our executive officers served as a director of another entity whose executive officers served on our Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, comprised of Dr. Leanne Baker and Messrs. Robin Dunbar and Allen Ambrose, is responsible for periodically reviewing the size and composition of the Board and its Committee structure, identifying individuals that it believes are qualified to become members of the Board based on criteria approved by the Board, recommending nominees to the Board for the next annual meeting of shareholders, overseeing new director orientation and training and recommending and reviewing the corporate governance principles applicable to our directors, officers and employees. All of the directors presently serving on the Committee are independent as defined in the NYSE Rules. The Committee met four times during the last fiscal year.

A current copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://www.mcewenmining.com/investor-relations/corporate-governance. The charter is reviewed annually and updated as necessary or appropriate.

The Nominating and Corporate Governance Committee will consider director candidates nominated by shareholders in accordance with our Bylaws and will apply the same criteria to shareholder recommendations as it does to other nominees considered by the Committee. A shareholder who wishes to recommend a prospective director nominee should send a letter directed to the Nominating and Corporate Governance Committee, c/o Carmen Diges, General Counsel, 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9. Such letter must be signed and dated and submitted to us by the date mentioned in this proxy statement under the heading PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS. The following information must be included in or attached to the letter:

•                  name and address of the shareholder making the recommendation;

•                  proof that the shareholder was the shareholder of record, and/or beneficial owner of common stock as of the date of the letter;

•                  the name, address, resume of the recommended nominee and other information described in our Bylaws relating to the nominee, including all relationships which would be required in a proxy statement for which proxies are solicited; and

•                  the written consent of the recommended nominee to serve as a director if so nominated and elected.

Specific minimum qualifications for directors and director nominees which the Committee believes must be met in order to be so considered include management experience, exemplary personal integrity and reputation, sound judgment, and sufficient time to devote to the discharge of his or her duties.

If vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers candidates for director suggested by members of the Board, management, shareholders and other parties. The Committee evaluates new nominees based on criteria including, but not limited to, independence, diversity of experience compared to other directors, age, skills, experience, diligence, potential conflicts of interest, time availability, and if warranted, may interview the nominee in person or via the telephone. There are presently no differences in the manner in which the Committee evaluates nominees for director, whether the nominee is recommended by a shareholder or any other party.

Environmental, Health & Safety Committee

The purpose of the Environmental, Health & Safety Committee is to assist the Board of Directors in fulfilling its oversight responsibilities including, but not limited to: establishing and reviewing environmental, health and safety policies; overseeing the management and implementation of systems necessary for compliance with the policies; monitoring the effectiveness of policies, systems and processes; monitoring trends; and, reviewing and monitoring the overall environmental, health and safety performance of McEwen Mining.  The Committee consists of Messrs. Greg Fauquier, who serves as Chair, Allen Ambrose, Richard Brissenden, Dr. Donald Quick and Ms. Michele Ashby, and met four times during the last fiscal year.

A current copy of the Environmental, Health & Safety Committee Charter is available on our website at http://www.mcewenmining.com/investor-relations/corporate-governance. The charter is reviewed annually and updated as necessary or appropriate.

Board Diversity

The Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee annually reviews the individual skills and experience of the directors, as well as the composition of the Board as a whole, and strives to nominate individuals with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses. This assessment includes consideration of independence, diversity, age, skills, expertise, time availability, and industry backgrounds in the context of the needs of the Board and the Company. The Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of directors and prospective nominees to the Board.

Other Corporate Governance

We maintain a Code of Business Conduct and Ethics and a set of Corporate Governance Guidelines. The Code of Business Conduct and Ethics is applicable to all directors, officers and employees, and sets forth our policies and procedures with respect to the conduct of our business. Some examples of conduct addressed in our ethics code include conflict of interest situations, anti-corruption, fair dealing with others, confidentiality, and compliance with laws and regulations. The Corporate Governance Guidelines further articulate how we will conduct ourselves through our Board of Directors and the qualifications and expectations for the Board.

A current copy of these documents is available on our website at http://www.mcewenmining.com/investor-relations/corporate-governance.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2018, the individuals who were among our three most highly compensated executive officers serving as such as of the end of 2018 (who are not our principal executive officer and principal financial officer), and up to two individuals who would have been among our three most highly compensated executive officers but for the fact that those individuals were not serving as an executive officer at the end of 2018, are referred to as “named executive officers” throughout this Compensation Discussion and Analysis.

Overview of Compensation Philosophy, Objectives and Policies

Our goal in designing our executive and employee compensation is to achieve three principal objectives. First, the program is intended to be fully competitive so that we may attract, motivate and retain talented executives and key employees. Second, the program is intended to create an alignment of interests between our executives and key employees, on the one hand, and our shareholders, on the other, such that a portion of each executive’s or key employee’s compensation consists of awards of stock options or restricted stock grants. In this manner, if the price of our stock increases over time, our executive officers, key employees and our shareholders will benefit. The compensation program is designed to reward performance that supports our principles of building long-term shareholder value, and may also recognize individual performance from time to time which the Compensation Committee believes contributes to the success of our company. Third, we believe our compensation program should reflect our corporate culture, which includes carefully managing operating expenses, including compensation, and rewarding executives and other employees in the event that McEwen Mining is successful. To promote this culture, our executives receive what we believe to be competitive base salaries and are eligible to receive bonuses in the event their performance merits such bonuses and McEwen Mining is successful in achieving its strategic targets. Executives may also earn significant gains from equity awards in the event of an increase in the price of our common stock. Our corporate culture also emphasizes teamwork, especially among our executive officers. To encourage teamwork, we structure executive compensation (particularly base salary and bonus amounts) at similar levels for similarly-situated members of our executive team. We do not believe our compensation program creates incentives for our employees to engage in risk-taking behavior that would likely have a significant adverse impact on our company.

Our shareholders overwhelmingly approved the compensation of our named executive officers at our 2016 annual meeting.  Also at that meeting, our shareholders agreed to hold the advisory vote on our executive compensation once every three years.  As a result, we have not made any significant changes to our compensation philosophy or policies for 2019 and expect to hold the next advisory vote on our executive compensation at our 2022 annual meeting.

Elements and Mix of Compensation

Our present compensation structure for the named executive officers generally consists of salary and incentive compensation. The incentive component consists of a short-term cash portion and a long-term equity portion. We believe the present structure achieves our compensation objectives.

The compensation of our named executive officers is designed to be competitive so that we may attract and retain talented executives. Discretionary bonus compensation is designed to reward individual performance and recognize achievement of corporate objectives. The long-term equity portion of the compensation of the named executive officers is designed to align the interests of the executives and key employees with our shareholders by encouraging equity ownership through awards of stock options to executive officers and key employees and to motivate our named executive officers and other key employees to contribute to an increase in shareholder value. While equity ownership is highly encouraged, we do not presently have a policy that requires our named executive officers or directors to own shares of our stock.

Determining Executive Compensation

Generally, the Compensation Committee meets in January each year to review and recommend to the Board the level of compensation for the named executive officers and key employees. In establishing our executive compensation, the Compensation Committee consults with our senior management, including our Chief Executive Officer. Our Chief Executive Officer reports to the Committee regarding the individual performance of the other named executive officers. Additionally, the Committee considers recommendations from the named executive officers regarding incentive compensation for key employees who report to that executive officer. The Board also reviews compensation in December and considers cash bonuses at that time as it can review the performance of relevant individuals for the prior fiscal year.

Our consideration of base salary for the named executive officers has traditionally been based upon a review of broad-based information obtained from third parties to obtain an understanding of current compensation practices.

With regard to the other named executive officers, our Chief Executive Officer recommends the form and amount of compensation that he deems appropriate for the respective individuals. He believes that the base salary of the named executive officers should be competitive, and should be augmented with discretionary cash bonuses. He believes that the base salary should generally be within the range of perceived peers for comparable positions, but in the lower percentile of those peers, and in line with our status as a relatively smaller metal producer.

The Compensation Committee, in establishing compensation for 2018, did not target a specific percentile in the perceived range of comparative information for each individual executive or for each component of compensation. Instead, the Compensation Committee structured a total compensation package in view of the perceived information and such other factors specific to the executive, including level of responsibility, prior experience, expectations of future performance and our corporate culture. The Compensation Committee uses its judgment in identifying comparative information.

As discussed in more detail below, in 2018, each executive received compensation comprised of a base salary. The amount of compensation allocated to each element of compensation is determined on a case-by-case basis. We do not have a specific policy for allocating between long-term and currently paid-out compensation, or policies for allocating between cash and non-cash compensation.

Cash bonuses are a form of short-term incentive compensation which may be recommended by the Compensation Committee in its discretion, based on individual and overall company performance. There is no specific bonus plan or policy in place setting forth timing of awards or establishing specific performance objectives. The Compensation Committee, with recommendations from the Chief Executive Officer, determines and recommends the amounts and timing of any bonus awards.

The long-term equity compensation component of our compensation program is comprised of stock option awards and makes up a significant part of our named executive officers’ compensation package. Under our Amended and Restated Equity Incentive Plan, we are authorized to issue incentive and non-qualified stock options, to make grants of stock and award grants of restricted stock to the officers, directors and key employees of our company, including the named executive officers. Historically, stock option awards were generally subject to a vesting schedule, although there was no formal policy to that effect. Effective January 2010, the Board adopted a policy that requires all stock options awarded be subject to a minimum vesting period of three years beginning one year from the date of grant. The stock options are priced at the closing market price of our common stock on the grant date, which is the date the Board approves the award, unless circumstances such as non-public material information require a later date. The Committee also takes into consideration the potential tax consequences to the recipient and to our company when determining the form of award. Due to our status as a smaller producer, and our need to conserve working capital to reinvest in our business, our compensation structure is weighted more toward performance bonuses and/or equity compensation and less toward base salary.

Specific Compensation Decisions

During 2018, Robert McEwen, our Chief Executive Officer, was paid a salary of $1. Mr. McEwen was also paid a salary of $1 during 2017.  Prior to 2016, for the entire time he has served as our Chief Executive Officer, he has declined any salary.  Mr. McEwen refused any salary to demonstrate his alignment with the interest of the other shareholders of our company.

Our remaining executive officers received base salaries during 2018 in accordance with their respective written employment agreements or as otherwise agreed with our company.  The Compensation Committee believes that these base salaries were appropriate in light of each of those officer’s area of responsibility and level of experience, and was reasonable in the industry based on information possessed by members of the Committee from experience within our industry.  During the fourth quarter of fiscal year 2018, the Compensation Committee reviewed and discussed the base salaries of the named executive officers.  In recognition of the responsibilities placed with the Chief Financial Officer and Vice President, Exploration, the Compensation Committee approved an increase to the annual base salaries in the amount of $31,250 for Mr. Elinesky and $30,864 for Mr. Guerard in each case effective beginning in November 2018.

In December 2018, our Board of Directors determined, based on the recommendation of our Chief Executive Officer and taking into account the need to conserve valuable working capital and our philosophy, that compensation should be weighted toward equity compensation, balanced against the performance of each named executive officer during the fiscal year. Thus, no cash bonuses were distributed in 2018.

We do not use a formula or set a timeline in determining the amount of equity awards for our named executive officers. Instead, the Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the performance of our common stock, the estimated value of the equity awards, non-equity compensation received by the executive, and the total number of shares to be granted to participants during the year. In view of the overwhelming support that we received from the advisory vote on our executive compensation at our 2016 annual meeting, we have not made any material changes to our compensation policies, programs or decisions for 2019.

Additional benefits provided to executive officers and key employees as part of their compensation packages include health, life and disability insurance. To the extent the named executive officers participate in these programs, they do so generally on the same basis as our other employees. Our named executive officers do not receive perquisites and we do not maintain any non-equity incentive plans or deferred compensation plans.

Summary Compensation Table

The following table sets forth the total compensation paid by us during the last three completed fiscal years to our named executive officers, which include the individuals serving as our principal executive officer and principal financial officer at any time during 2018, the individuals who were among our three most highly compensated executive officers serving as such as of the end of 2018 (who are not our principal executive officer and principal financial officer), and up to two individuals who would have been among our three most highly compensated executive officers but for the fact that the individuals were not serving as an executive officer at the end of 2018:

	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Robert R. McEwen	2018	1	—	—	—	3,557	3,558
Chairman and Chief	2017	1	—	—	—	2,490	2,491
Executive Officer	2016	1	—	—	—	2,365	2,366

Christopher Stewart	2018	118,701	—	—	222,284	3,317	344,302
President and	2017	—	—	—	—	—	—
Chief Operating Officer(3)(4)	2016	—	—	—	—	—	—

Xavier Ochoa	2018	167,731	—	—	—	—	167,731
Chief Operating Officer(5)	2017	300,000	150,000	—	—	—	450,000
	2016	96,731	75,000	—	735,410	—	907,141

Andrew Elinesky	2018	160,157	—	—	—	2,394	162,551
Senior Vice President,	2017	149,061	77,084	—	—	1,704	227,849
and Chief Financial Officer(3)	2016	132,095	37,741	—	—	1,411	171,247

Donald Brown	2018	240,000	—	—	—	—	240,000
Senior Vice President,	2017	240,000	144,000	—	—	—	384,000
Projects(6)	2016	75,692	30,000	—	470,189	—	575,881

Sylvain Guerard	2018	207,133	—	—	—	4,131	211,264
Senior Vice President,	2017	146,459	77,084	—	333,900	988	558,431
Exploration(3)(7)	2016	—	—	—	—	—	—

(1)                                 Calculated using the Black-Scholes option pricing model. Please see Note 11 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2018 for a description of certain assumptions made in connection with the valuation of these option awards.

(2)                                 Amounts paid to the named executive officers represent payment or reimbursement for life insurance, health benefits, and travel.

(3)                                 Messrs. Stewart, Elinesky and Guerard are paid in Canadian dollars. The compensation reflected for them in the Summary Compensation Table has been converted to US dollars using the average exchange rate for the applicable years as published by the Bank of Canada. For 2018, the average exchange rate was $0.7716 to C$1.00; for 2017, the average exchange rate was $0.7708 to C$1.00; and for 2016 it was $0.7548 to C$1.00.

(4)                                 Mr. Stewart was appointed President and Chief Operating Officer on August 13, 2018.

(5)                                 Mr. Ochoa was appointed as Chief Operating Officer effective September 6, 2016 and served as President from November 2, 2016 to February 22, 2018. He resigned from the Company on July 13, 2018.

(6)                                 Mr. Brown was appointed as Senior Vice President, Projects effective August 29, 2016.

(7)                                 Mr. Guerard was appointed Senior Vice President, Exploration, on April 17, 2017.

Employment Agreements

The named executive officers received salary as provided by the terms of their respective employment agreements or as otherwise agreed with the Company. None of the named executive officers other than Messrs. Stewart, Brown and Guerard have written employment agreements with us.

In connection with his appointment as President and Chief Operating Officer, Mr. Stewart is paid a salary of Canadian $400,000 per year and is entitled to participate in all employee benefit plans consistent with other senior executives of our company. Mr. Stewart is also entitled to earn a performance bonus of 100 percent of his salary, or greater in the discretion of the Board of Directors, based on achievement of certain goals related to his company responsibilities. Mr. Stewart’s employment agreement provides certain severance benefits in the event of a change of control or termination without cause. Additionally, Mr. Stewart was granted an option to purchase up to 255,000 shares of the Company’s common stock at a price of $1.89 per share on August 15, 2018 (the “Stewart Grant Date”). The options expire five years from the Stewart Grant Date and vest one-third on each of the first, second, and third anniversaries of the Stewart Grant Date, so long as Mr. Stewart remains an employee of or consultant to us. The options are subject to the terms and conditions of the Amended and Restated McEwen Mining Inc. Equity Incentive Plan (“Plan”).

In connection with his appointment as Senior Vice President, Projects, Mr. Brown is paid a salary of $240,000 per year and is entitled to participate in all employee benefit plans consistent with other senior executives of our company. Mr. Brown is also entitled to earn a performance bonus of 50 percent of his salary, or greater in the discretion of the Board of Directors, based on achievement of certain goals related to his company responsibilities. Mr. Brown’s employment agreement provides certain severance benefits in the event of change of control or termination without cause. Additionally, Mr. Brown was granted an option to purchase up to 200,000 shares of the Company’s common stock at a price of $3.97 per share, on September 8, 2016 (the “Brown Grant Date”). The options expire five years from the Brown Grant Date and vest one-third on each of the first, second, and third anniversaries of the Brown Grant Date, so long as Mr. Brown remains an employee of or consultant to us. The options are also subject to the terms and conditions of the Plan.

In connection with his appointment as Senior Vice President, Exploration, Mr. Guerard is paid a salary of Canadian $300,000 per year and is entitled to participate in all employee benefit plans consistent with other senior executives of our company. Mr. Guerard is also entitled to earn a performance bonus of 45 percent of his salary, or greater in the discretion of the Board of Directors, based on achievement of certain goals related to his company responsibilities. Mr. Guerard’s employment agreement provides certain severance benefits in the event of change of control or termination without cause. Additionally, Mr. Guerard was granted an option to purchase up to 210,000 shares of the Company’s common stock at a price of $3.11 per share, on April 17, 2017 (the “Guerard Grant Date”). The options expire five years from the Guerard Grant Date and vest one-third on each of the first, second, and third anniversaries of the Guerard Grant Date, so long as Mr. Guerard remains an employee of or consultant to us. The options are also subject to the terms and conditions of the Plan.

Grants of Plan Based Awards

The grants of plan based awards under our Equity Incentive Plan to each named executive officer during the year ended December 31, 2018 are as follows:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value Of Stock And Option Awards
Name	Grant Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/sh)	($)(2)
Christopher Stewart	8/15/2018	—	—	—	—	255,000	—	—	—		222,284

(1)                                 The options are subject to a vesting schedule which requires that the named executive remain an employee of or consultant to the Company in order to exercise such options on the respective vesting date. The target amounts shown in the table represent the maximum number that may be earned if the vesting schedule is satisfied.

(2)                                 Calculated using the Black-Scholes option pricing model. Please see Note 11 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2018 for a description of certain assumptions made in connection with the valuation of these option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The outstanding equity awards for each of our named executive officers as of December 31, 2018 are as follows:

	Option Awards					Stock Awards
Name(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Christopher Stewart	—	255,000	—	1.89	8/14/2023	—	—	—	—
Andrew Elinesky	4,000	—	—	2.51	2/17/2020	—	—	—	—
Andrew Elinesky	10,000	—	—	7.10	3/15/2021	—	—	—	—
Andrew Elinesky	75,000	—	—	2.90	8/11/2019	—	—	—	—
Andrew Elinesky	90,000	—	—	1.02	11/26/2020	—	—	—	—
Andrew Elinesky	30,000	—	—	1.02	12/17/2020	—	—	—	—
Donald Brown	133,334	66,666	—	3.97	9/8/2021	—	—	—	—
Sylvain Guerard	140,000	70,000	—	3.11	4/17/2022	—	—	—	—

(1)              All options vest in equal installments over three years beginning on the first anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED

None of our named executive officers exercised options and no stock awards vested for any named executive officer during 2018.

CEO PAY RATIO

As mandated by SEC rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the annual total compensation of our Chief Executive Officer (“CEO”), Robert R. McEwen, to the annual total compensation of our median employee.

In accordance with the methodology set forth below, we have determined that the 2018 annual total compensation of the median employee who was employed as of December 31, 2018, excluding the CEO, was $48,871. Our CEO’s annual total compensation for 2018, as reported in the Summary Compensation Table above, was $3,558. Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees other than the CEO was 1 to 13.7. This pay ratio is a reasonable estimate calculated in accordance with SEC rules.

We selected December 31, 2018 as the date on which to determine our median employee. As of that date, our employee population consisted of 689 individuals working at the Company or any of our wholly-owned subsidiaries. To identify the median employee:

•                  We used a cash compensation measure consistently applied to all employees, which included each employee’s gross earnings, consisting of cash base salary or wages plus overtime and cash bonus paid under our short-term incentive plan. We also consistently excluded non-cash compensation, such as non-cash bonus.

•                  For employees that partially worked during the 2018 year, we annualized the compensation received but did not adjust for part-time status.

•                  The cash compensation for our employees was derived from our payroll records and from payroll records maintained by our wholly-owned subsidiaries, in each case, for the period from January 1, 2018 through December 31, 2018. For payroll records held in a foreign currency, we used the average foreign exchange rate to the U.S. dollar, reported by the Federal Reserve or the national bank of the country, for the period from January 1, 2018 through December 31, 2018.

After identifying the median employee, we determined such employee’s annual total compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required by SEC rules. This calculation is the same calculation used to determine total compensation for purposes of the 2018 Summary Compensation Table with respect to each of the named executive officers.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, exclusions, and assumptions that reflect their compensation practices. As such, the pay ratio reported above may not be comparable to the pay ratio reported by other companies, even those in a related industry or of a similar size and scope. Other companies may have different employment practices (including compensation of the CEO) or regional demographics, or may utilize different methodologies and assumptions in calculating their pay ratios.

DIRECTOR COMPENSATION

In November 2005, we established a compensation program for our non-executive directors, which provides cash payments to those directors in addition to long-term incentive equity awards. In 2018, directors receive fees of $40,000 annually for their service and additional amounts for Committee service. The Committee service amounts range from $2,000 to $10,000 annually, depending on the Committee and whether the individual takes on additional responsibility as Chair. The directors may also receive cash bonuses from time to time in circumstances where they serve on special committees or undertake additional activities in addition to their usual duties. The compensation received by our directors for the year ended December 31, 2018 is as follows:

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Incentive Plan Compensation	All Other Compensation	Total
Allen Ambrose	$45,000	—	—	—	—	$45,000
Michele Ashby	$45,000	—	—	—	—	$45,000
Leanne Baker	$42,000	—	—	—	—	$42,000
Richard Brissenden(2)	$50,000	—	—	—	—	$50,000
Greg Fauquier(2)	$45,000	—	—	—	—	$45,000
Donald Quick(2)	$40,000	—	—	—	—	$40,000
Robin Dunbar(2)	$40,000	—	—	—	—	$40,000
Michael Stein(2)	$42,000	—	—	—	—	$42,000

(1)                                 Mr. McEwen is omitted from this table because he did not receive compensation in 2018 for service as a director.

(2)                                 Compensation paid in Canadian dollars. The compensation reflected in the Director Compensation Table has been converted to US dollars using the 2018 average exchange rate of $0.7716 to C$1.00 published by the Bank of Canada.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures and Policies

We consider “related party transactions” to be transactions between our company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors or officers is also a director or officer or has a material financial interest.

The Audit Committee is vested with the responsibility of evaluating and approving any potential related party transaction, unless a special committee consisting solely of independent directors (as defined in the NYSE Rules) is appointed by the Board of Directors. Policies and procedures for related party transactions are set forth in our Corporate Governance Guidelines and Audit Committee Charter, both of which are available on our website at http://www.mcewenmining.com/investor-relations/corporate-governance.

Transactions with Related Parties

Aircraft Charter Arrangement:  Beginning in the second quarter of 2010, an aircraft owned and operated by Lexam L.P. (of which Mr. McEwen is a limited partner and beneficiary) was made available to our company in order to expedite business travel. In his role as Chairman and Chief Executive Officer of McEwen Mining, Mr. McEwen must travel extensively and frequently on short notice.

Mr. McEwen is able to charter the aircraft from Lexam L.P. at a preferential rate. Our independent Board members have approved a policy whereby only the variable expenses of operating this aircraft for business related travel are eligible for reimbursement by us. Where possible, trips also include other company personnel, both executives and non-executives, to maximize efficiency.

For the year ended December 31, 2018, we paid approximately $0.1 million to Lexam L.P. for the use of this aircraft.

Secured Credit Agreement: On August 10, 2018, we completed a $50.0 million Secured Term Credit Agreement (“Credit Agreement”) with certain lenders. An entity over which Mr. McEwen exercises voting and investment control participated as a lender for $25.0 million of the total $50.0 million term loan under the terms of the Credit Agreement. During the year ended December 31, 2018, we paid the affiliated entity $1.0 million in interest. The loan made by the affiliate of Mr. McEwen is on the same terms and conditions as the loan made by the unaffiliated third parties.

Legal Services:  During the year ended December 31, 2018, legal fees of $0.3 million were incurred with REVlaw, a company owned by Carmen Diges, General Counsel of the Company. The services of Ms. Diges as General Counsel and other attorneys are provided by REVlaw.

Acquisition of Lexam VG Gold Inc.: During the year ended December 31, 2017, we acquired all of the outstanding stock of Lexam.  Mr. McEwen was the non-executive Chairman of that entity, as well as the beneficial owner of Lexam common stock.  In connection with his beneficial ownership of Lexam common stock, Mr. McEwen, his spouse and a corporation over which he exercises voting and investment decisions acquired an aggregate of 3,401,437 shares of our common stock on the same terms and conditions as the other shareholders of Lexam. Messrs. Dunbar and Brissenden were directors of Lexam, and upon conversion of their respective Lexam options, they each acquired 5,600 stock options in the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 2, 2019, there were a total of 359,985,871 shares of our common stock outstanding.

The following table describes the beneficial ownership of our voting securities as of April 2, 2019, by: (i) each of our named executive officers and directors; (ii) all of our executive officers (whether or not named executive officers) and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock. In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual and exercisable within 60 days are exercised, but not the options owned by any other individual. Unless otherwise stated, all ownership is direct and the address of each individual or entity is the address of our executive office, 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Footnote Reference	Percentage
Robert McEwen** (includes shares held by 2190303 Ontario Inc.)	79,193,158	(1)(2)	22.0%
2190303 Ontario Inc.	75,791,721	—	21.1%
Allen Ambrose**	571,134	(1)(3)	*
Michele Ashby**	257,500	(1)(4)	*
Leanne M. Baker**	265,500	(1)(5)	*
Richard Brissenden**	105,600	(1)(6)	*
Robin Dunbar**	61,612	(1)(7)	*
Gregory Fauquier**	187,000	(1)(8)	*
Donald Quick**	220,000	(1)(9)	*
Michael Stein**	642,892	(1)(10)	*
Xavier Ochoa	12,600	(1)	*
Andrew Elinesky	226,300	(1)(11)	*
Donald Brown	143,333	(1)(12)	*
Sylvain Guerard	154,255	(1)(13)	*
Chris Stewart	10,000	(1)(14)	*
All officers and directors as a group	82,050,884	(2) through (15)	22.7%
Van Eck Associates Corporation 666 Third Ave., 9th Floor New York, NY 10017	41,197,706	(16)	11.4%

*                                         Less than one percent.

**                                  All directors can be reached at our corporate office address of 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9.

(1)                                 Officer or Director or former Officer or Director.

(2)                                 Includes (i) 352,800 shares owned by the reporting person’s spouse, of which he disclaims beneficial ownership; and (ii) (a) 2,947,371 shares owned by Evanachan Limited and (b) 75,791,721 shares owned by 2190303 Ontario Inc., each an Ontario corporation, over which shares the reporting person exercises voting and investment control. Does not include 1,724,284 shares or 862,142 warrants included in Subscription Receipts owned by the reporting person.

(3)                                 Includes 120,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(4)                                 Includes 190,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(5)                                 Includes 190,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(6)                                 Includes 75,600 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement. Includes 30,000 shares pledged by the reporting person in a margin account with a securities broker-dealer.

(7)                                 Includes 15,234 shares held by a corporation. Also includes 38,933 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement. Does not include 12,000 shares or 6,000 warrants included in Subscription Receipts owned by the reporting person.

(8)                                 Includes 175,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement. Does not include 30,000 shares or 15,000 warrants included in Subscription Receipts owned by the reporting person.

(9)                                 Includes 120,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement. Does not include 10,000 shares or 5,000 warrants included in Subscription Receipts owned by the reporting person.

(10)                          Includes 120,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement. Does not include 50,000 shares or 25,000 warrants included in Subscription Receipts owned by the reporting person.

(11)                          Includes 209,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement. Does not include 10,000 shares or 5,000 warrants included in Subscription Receipts owned by the reporting person.

(12)                          Includes 133,333 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(13)                          Includes 140,000 shares underlying options, which options are exercisable within 60 days of the date of this proxy statement. Does not include 6,500 shares or 3,250 warrants included in Subscription Receipts owned by the reporting person.

(14)         Does not include 20,000 shares or 10,000 warrants included in Subscription Receipts owned by the reporting person.

(15)                          Also includes 1,511,866 underlying options, which options and warrants are exercisable within 60 days of the date of this proxy statement.

(16)                          As reported on Schedule 13G/A as filed on February 12, 2019. As of December 31, 2018, Van Eck Associates Corporation had sole power to vote and dispose of these shares.

Changes in Control

We know of no arrangement or events, including the pledge by any person of our securities, which may result in a change in control of our company.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

We anticipate that the next annual meeting of shareholders will be held in May 2020. Any shareholder who desires to submit a proper proposal for inclusion in the proxy materials related to the next annual meeting of shareholders must do so in writing in accordance with our Bylaws and Rule 14a-8 of the Exchange Act, and it must be received at our principal executive offices no later than December 12, 2019 in order to be considered for inclusion in the proxy statement for the 2020 annual meeting of shareholders. Shareholders who intend to present a proposal at the 2020 annual meeting of shareholders without including such proposal in the 2020 proxy statement must provide us with a notice of such proposal no sooner than January 24, 2020 and no later than February 23, 2020. For proposals sought to be included in our proxy statement, the proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to own such security entitling such right to vote through the date on which the meeting is held.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our common stock is listed on the NYSE and the TSX under the symbol “MUX.”

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2018, including financial statements and schedules, and copies of any of the exhibits referenced therein, are available to shareholders without charge upon written request to Andrew Iaboni, Vice President, Finance, at 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the annual meeting of shareholders. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such other matters in accordance with their best judgment.

By Order of the Board of Directors

DATE: April 10, 2019	ROBERT R. MCEWEN
Chairman and Chief Executive Officer

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 23, 2019.

Vote by Internet • Go to www.envisionreports.com/MUX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “FOR” PROPOSAL 4.

1. ELECTION OF DIRECTORS:

01 - ROBERT R. MCEWEN	02 - ALLEN V. AMBROSE	03 - MICHELE L. ASHBY	04 - LEANNE M. BAKER
05 - RICHARD W. BRISSENDEN	06 - ROBIN E. DUNBAR	07 - GREGORY P. FAUQUIER	08 - DONALD R.M. QUICK
09 - MICHAEL L. STEIN

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees

	01	02	03	04	05	06	07	08	09
For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

	For	Against	Abstain
2. SAY ON PAY - AN ADVISORY VOTE ON THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

	For	Against	Abstain
3. APPROVE THE ISSUANCE OF SECURITIES TO CERTAIN OF OUR OFFICERS AND DIRECTORS IN CONNECTION WITH AN OFFERING OF THOSE SECURITIES.

	For	Against	Abstain
4. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

5.    OTHER BUSINESS

TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

02TPGB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — McEwen Mining Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting and the proxy statement dated April 10, 2019, hereby revokes any and all proxies previously granted and appoints Robert R. McEwen and Carmen L. Diges or either of them, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated herein, all shares of common stock of McEwen Mining Inc. held of record by the undersigned on April 2, 2019, at the Annual Meeting of Shareholders to be held on May 23, 2019 at Vantage Venues, 150 King Street West, Toronto, Ontario, Canada M5H 1J9 at 4:00 p.m. Eastern Time, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed on the proxy by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED DIRECTORS, FOR THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, FOR THE ISSUANCE OF SECURITIES TO CERTAIN OF OUR OFFICERS AND DIRECTORS IN CONNECTION WITH AN OFFERING OF THOSE SECURITIES, AND FOR THE RATIFICATION OF THE INDEPENDENT ACCOUNTANTS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE OR IF YOU ARE ELIGIBLE FOR AND PREFER INTERNET OR TELEPHONE VOTING, PLEASE RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS CARD.

 Non-Voting Items

Change of Address — Please print new address below.

 Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, guardian, executor, administrator or trustee, please give full title as such. If a corporation, please sign in the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.